UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2010

Tengion, Inc.
(Exact name of registrant as specified in its charter)

001-34688
(Commission File Number)

Delaware	20-0214813
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

2900 Potshop Lane, Suite 100
East Norriton, PA 19403
(610) 292-8364
(Address of principal executive offices, with zip code)

(610) 292-8364
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 19, 2010, Richard Kuntz, M.D. was elected to the Board of Directors of Tengion, Inc. (the “Company”) to fill the vacancy in the class of directors who will stand for relection at the Company’s 2011 annual meeting of shareholders. As of the date of this Report, Dr. Kuntz has not been appointed to any committees of the Board.

Dr. Kuntz is Senior Vice President and Chief Scientific, Clinical and Regulatory Officer at Medtronic, Inc. (“Medtronic”), which position he has held since August 2009. Prior to that, Dr. Kuntz was Senior Vice President and President, Neuromodulation at Medtronic from October 2005 to August 2009. Prior to joining Medtronic, Dr. Kuntz was an interventional cardiologist and Chief of the Division of Clinical Biometrics at Brigham and Women’s Hospital, Associate Professor of Medicine and Chief Scientific Officer of the Harvard Clinical Research Institute.

In connection with joining the Company’s Board of Directors, Dr. Kuntz was granted on October 19, 2010 an option to purchase 7,000 shares of the Company’s common stock at $2.98 per share, which was the fair market value of the Company common stock on the date of grant. The option will vest quarterly over a two year period so long as Dr. Kuntz remains a director of the Company. This option grant was made pursuant to both the Company’s 2010 Stock Option and Incentive Plan and the Non-Employee Director Compensation Policy.

There has been no transaction since January 1, 2009 or proposed transaction, to which the Company was or is to be a party in which Dr. Kuntz had a direct or indirect interest required to be disclosed under Item 404 of Regulation S-K.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENGION, INC.

Date: October 21, 2010	By:	/s/ Joseph W. La Barge
Joseph W. La Barge
Vice President, General Counsel and Secretary